Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

  The Board of Directors
  Qwest Communications International Inc.:

     We consent to the use of our report,  dated February 24, 1998, except as to note 22, which is as of March 8, 1998, relating to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included herein, and of our report, dated February 24, 1998, pertaining to the related consolidated financial statement schedule included herein, and to the reference to our firm under the heading "EXPERTS" in the Registration Statement.



                                KPMG Peat Marwick LLP

    Denver, Colorado
    April 28, 1998



                                                        23.1-1

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